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PROSPECTUS

[AVALON PROPERTIES LOGO]

                           AVALON PROPERTIES, INC.
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                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

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     The Dividend Reinvestment and Stock Purchase Plan described herein (the
"Plan") provides the holders of Common Stock, par value $.01 per share ("Common Stock"), of Avalon Properties, Inc. (the "Company") a simple and convenient method, without brokerage commission or service charge, of investing cash dividends or optional cash payments in additional shares of Common Stock. The Plan currently provides that the purchase of shares of Common Stock with reinvested cash dividends shall be at a purchase price equal to 98% of the market price. The current purchase price for Common Stock purchased with voluntary cash contributions will be 100% of the market price. The Plan provides for a minimum optional cash contribution of $200 per remittance and a maximum of $10,000 per quarter. The discount rates and the maximum and minimum contribution amounts are subject to change at any time at the Company's sole discretion.

     Shares of Common Stock will be purchased from the Company or in the open market. Except as otherwise provided herein, the market price for shares of Common Stock purchased from the Company will be the average of the daily high and low sales price(s) for the Common Stock as reported on the New York Stock Exchange -- Composite Tape for the fifteen trading days on the New York Stock Exchange immediately preceding the Investment Date, as defined herein. The market price for shares purchased in the open market will be deemed to be the average price of all shares purchased for the Plan with the proceeds of the dividends and optional cash payments then being invested. First Union National Bank acts as agent for stockholders under the Plan.

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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                 The date of this Prospectus is August 21, 1997
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                            AVALON PROPERTIES, INC.

     Avalon Properties, Inc. (the "Company"), a Maryland corporation, is the issuer of the shares of common stock, par value $.01 per share (the "Common Stock"), offered hereunder. The principal executive office of the Company is located at 15 River Road, Suite 210, Wilton, Connecticut 06897; telephone number
(203) 761-6500.

                                 DESCRIPTION OF
               THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     The following is a question and answer statement of the provisions of the Dividend Reinvestment and Stock Purchase Plan (the "Plan") offered to holders of Common Stock of the Company.

PURPOSE

1.  WHAT IS THE PURPOSE OF THE PLAN?

     One of the primary purposes of the Plan is to provide holders of shares of Common Stock with a simple and convenient method of investing cash dividends or optional cash payments in shares of Common Stock without payment of any brokerage commissions or service charges. The other primary purpose of the Plan is to provide the Company with additional funds for general corporate purposes when the Company elects to sell shares of Common Stock to participants in the Plan. Those holders of the Company's Common Stock who do not wish to participate in the Plan will receive dividends, as declared, by check as usual. The Plan is not intended to provide holders of Common Stock with a mechanism for generating assured short-term profits through rapid turnover of shares acquired at a discount. The intended purposes of the Plan preclude any person, organization or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations or exceeding the optional cash payment limit. The Company accordingly reserves the right to modify, suspend or terminate participation by any person who the Company believes is using the Plan for purposes inconsistent with the intended purposes of the Plan.

     The Plan was approved by the Company's Board of Directors in November 1994. The terms of the Plan, including the maximum and minimum optional cash payment amounts and the discount rates, are subject to change at any time in the Company's sole discretion. A participant may obtain information concerning the Plan, including information regarding the establishment, if any, of a Threshold Price (as herein defined), applicable discount rates, maximum and minimum optional cash payment amounts, Investment Dates (as herein defined) and optional cash payment due dates, by telephoning the Company at any time at (203) 972-4054 (or such other telephone number as the Company may designate from time to time).

ADVANTAGES TO PARTICIPANTS

2.  WHAT ARE THE ADVANTAGES OF THE PLAN TO PARTICIPANTS?

     Plan participants may elect by appropriate indication on an Authorization Form (i) to have regular quarterly cash dividends on shares of Common Stock held by them on dividend record dates automatically reinvested and/or (ii) to invest quarterly optional cash payments of not less than $200 per remittance or more than $10,000 per quarter. The price of Common Stock purchased with reinvested Common Stock dividends will be 98% of the market price. Purchases of Common Stock with voluntary cash contributions will be made at 100% of the market price. The maximum and minimum optional cash payment amounts and the discount rates, if any, are subject to change at any time at the Company's sole discretion. The Company will use all

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reasonable efforts to notify participants of changes to, or termination of, the
Plan, including changes to the optional cash payment amounts and the discount rates.

     The Plan permits full investment by participants of their Common Stock dividends and optional cash payments since participants are not required to pay any commission or service charge in connection with purchases of Common Stock under the Plan, and the Plan permits fractions of shares, as well as full shares, to be credited to participants' accounts. Additionally, dividends with respect to such fractional shares, as well as full shares, are credited to participants' accounts and reinvested in additional shares or fractions of shares. Regular statements of each account provide participants with a record of each transaction.

ADMINISTRATION

3.  WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

     First Union National Bank (the "Agent"), or such other bank or trust company as the Company may from time to time designate as agent for the participating stockholders, administers the Plan for participants, keeping records, sending statements of account to participants and performing other duties relating to the Plan. Shares of Common Stock purchased under the Plan are held by the Agent as agent for participants unless and until a participant requests that a stock certificate for his or her shares be issued, as more fully described below in Question 17. Shares of Common Stock purchased under the Plan are registered in the name of the Agent or one of its nominees as agent for participants in the Plan.

     In the event the Company advises the Agent, prior to an Investment Date, that it does not wish to sell shares of Common Stock through direct issuance to the Plan, the Agent, or such other bank or trust company as may be selected by the Company, will act as agent to make purchases on the open market or in negotiated transactions on terms as to price, delivery and otherwise as it shall determine.

PARTICIPATION

4.  WHO IS ELIGIBLE TO PARTICIPATE?

     You are an eligible holder of Common Stock ("Eligible Stockholder") and may therefore participate in the Plan if you qualify as either one of the following:
(a) you are a stockholder whose shares of Common Stock are registered on the stock transfer books of the Company in your name (a "Registered Owner") or (b) you are a stockholder who has beneficial ownership of shares of Common Stock (a "Beneficial Owner") that are registered in a name other than your own, such as in the name of a broker, a bank nominee or trustee. While a Registered Owner may participate in the Plan directly, a Beneficial Owner must either become a Registered Owner, by having such shares transferred into his or her own name, or must make arrangements with his or her broker, bank nominee or trustee to participate in the Plan on his or her behalf.

     Stockholders who are not residents of the United States will not be eligible to participate in the Plan if their dividends are or become subject to United States income tax withholding. In addition, you will not be eligible to participate in the Plan if you are or become subject to backup withholding, as described in Question 26.

     Your right to participate in the Plan is not transferable apart from a transfer of your underlying Common Stock to another person.

     You or, if appropriate, your broker, bank nominee or trustee must supply the Agent with your valid social security number or taxpayer identification number in order to be eligible to participate. See Question 5.

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5.  HOW DOES AN ELIGIBLE STOCKHOLDER PARTICIPATE?

     A Registered Owner may join the Plan by completing (including his or her social security number or taxpayer identification number) and signing an Authorization Form and returning it to the Agent. Failure to supply a social security number or taxpayer identification number will result in backup withholding of 31% of payments owed to a participant. Once enrolled in the Plan, participants will continue to be enrolled without further action on their part. Participants may change their investment options at any time by completing, signing and returning to the Agent a new Authorization Form. If a participant's shares are registered in more than one name (e.g., joint tenants, trustees, etc.), all Registered Owners must sign the Authorization Form exactly as their names appear on the account registration.

     Beneficial Owners who wish to participate in the Plan must instruct their broker, bank nominee or trustee to complete and sign the Authorization Form and return it to the Agent. In certain situations where a broker, bank nominee or trustee holds shares of a Beneficial Owner in the name of a major securities depository, a Broker and Nominee Form may also be required to participate in the Plan. See Question 12.

     Current participants in the Plan who own shares of Common Stock and who wish to continue the reinvestment of the cash dividends on such Common Stock or who wish to make optional cash deposits do not need to complete and return a new Authorization Form.

     Authorization Forms, Broker and Nominee Forms and additional copies of this Prospectus may be obtained at any time by written request to:

     First Union National Bank
     Corporate Trust Operations
     1525 West W.T. Harris Boulevard
     CMG-1153 CIC-3C3
     Charlotte, North Carolina 28288

6. WHEN MAY AN ELIGIBLE STOCKHOLDER JOIN THE PLAN OR CHANGE THE METHOD OF PARTICIPATION?

     An Eligible Stockholder may join or change the method of participation under the Plan at any time.

     Reinvestment of dividends commences, for any stockholder electing such option, with the first dividend paid after such stockholder joins the Plan, provided that an Authorization Form is received for such stockholder by the Agent at least five business days before the record date for such dividend. If any stockholder delivers an Authorization Form specifying reinvestment of dividends paid on such holder's shares of Common Stock to the Agent less than five business days before the record date established for payment of a particular dividend on the Common Stock, reinvestment will commence with the dividend payment date following the next such record date.

     Changes in a participant's method of participation in the Plan are made by submitting an Authorization Form indicating the desired form of participation. Each such Authorization Form will become effective in the same manner and on the same dates as an initial Authorization Form, as described above.

     See Question 13 below for information concerning the investment of optional cash payments.

7. WHAT DOES THE AUTHORIZATION FORM SAY ABOUT DIVIDENDS AND OPTIONAL CASH PAYMENTS?

     The Authorization Form directs the Company to pay to the Agent for the account of the participating stockholder of record all dividends on the shares registered in such stockholder's name as well as on the shares credited to the account under the Plan. It also appoints the Agent (or such other bank as the Company may

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from time to time designate) as agent for the stockholder and directs such agent to apply such dividends, and any optional cash payments the stockholder may make, to the purchase of shares of Common Stock in accordance with the terms and conditions of the Plan.

     The Authorization Form allows each stockholder to decide the extent to which he or she wishes to participate in the Plan through either or both of the following investment options:

          FULL DIVIDEND REINVESTMENT authorizes and directs the reinvestment of all cash dividends paid on a participant's Common Stock then or subsequently registered in the participant's name, and permits the participant to make optional cash payments for the purchase of additional shares of Common Stock under the Plan as described herein.

          OPTIONAL CASH PURCHASE permits a participant to make optional cash payments for the purchase of additional shares of Common Stock under the Plan. Cash dividends on full and fractional shares purchased with optional cash payments will be reinvested under the Plan unless such shares are withdrawn. Cash dividends on shares of Common Stock not held in the Plan will be paid by check as usual.

COSTS

8. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PARTICIPATION UNDER THE PLAN?

     Participants incur no brokerage fees with respect to the purchase of shares from the Company, and the Company pays all brokerage fees and other charges incurred in connection with other purchases. The Company pays all other costs of administration of the Plan.

PURCHASES

9.  HOW MANY SHARES DOES A PARTICIPANT PURCHASE?

     The number of shares purchased depends on the amount of the participant's dividend, optional cash payments made by such participant, if any, and the effective purchase price of the Common Stock. Each participant's account is credited with the number of shares, including fractions computed to at least three decimal places, equal to the total amount invested by him or her divided by the applicable purchase price.

10.  AT WHAT PRICE AND WHEN WILL COMMON STOCK BE PURCHASED UNDER THE PLAN?

     (a) Shares Purchased from the Company. Except as described in Question 14, for shares purchased from the Company, the market price as determined by the Company is higher of (i) the average of the daily high and low sales price(s) for the Common Stock as reported on the New York Stock Exchange -- Composite Tape during the last 15 trading days preceding each record date for the payment of quarterly cash dividends (the "Pricing Period") and (ii) the average of the daily high and low sales price(s) for the Common Stock on the relevant Investment Date (as defined below). If the Company's Common Stock is not traded on the New York Stock Exchange or other markets included in the composite transactions on any of the trading days in the Pricing Period, the price for any nontraded day will be based on reported prices for the most recent preceding day on which the Company's Common Stock was traded. Purchases for the account of holders of Common Stock will be made on or promptly following the first business day occurring after the last day of the Pricing Period (the "Investment Date"). For purposes of the Plan, a "business day" shall mean a day other than a Saturday, a Sunday or a day that shall be in the City of New York, New York, or in the City of Charlotte, North Carolina, a day on which banking institutions are authorized to close. Optional cash payments will be invested quarterly as described in Question 13 below, and dividends will be invested on the

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Investment Date first occurring on or after the dividend payment date. Each participant's account will be credited with shares purchased under the Plan on the Investment Date as of which such shares are purchased. No interest will be paid on funds held by the Agent pending investment of dividends or optional cash payments.

     (b) Shares Acquired in the Market. If the Company does not elect to sell shares of Common Stock to participants in the Plan on an Investment Date, the Agent shall purchase shares of Common Stock, as promptly as practicable on or after such Investment Date, on any securities exchange where such shares are traded, in the over-the-counter market or in negotiated transactions, on such terms as the Agent may determine. In such event the market price is deemed to be the average price of all shares purchased by it for participants in the Plan, with the proceeds of the cash dividend and/or optional cash payments being invested as of the particular Investment Date.

     (c) Applicable Discounts. A participant's purchase price shall be 98% of the market price for reinvested Common Stock dividends and 100% of the market price for voluntary cash contributions. The discount amounts, however, are subject to change at any time at the Company's sole discretion.

OPTIONAL CASH PAYMENTS

11.  WHO IS ELIGIBLE TO MAKE OPTIONAL PAYMENTS?

     Only Eligible Stockholders who have submitted a properly completed and signed Authorization Form may make, or authorize the making of, an optional cash payment for the purchase of shares of the Company's Common Stock. Eligible Stockholders need not have authorized the reinvestment of dividends on shares of Common Stock held outside the Plan to be eligible to make optional cash payments.

12.  HOW ARE OPTIONAL CASH PAYMENTS MADE?

     All Registered Owners of the Company's Common Stock except for brokers, banks and other nominees (for which the manner to participate is discussed below) who have submitted a signed Authorization Form may make optional cash payments at any time. A broker, bank nominee or trustee, as holder on behalf of a Beneficial Owner, may also utilize the Authorization Form for optional cash payments, unless it holds the shares in the name of a major securities depository.

     Except in those cases where a Depository Form is required (as discussed below), an optional cash payment may be made by an Eligible Stockholder when enrolling in the Plan by enclosing a check or money order with the Authorization Form. Checks or money orders should be made payable to First Union National Bank and returned along with the Authorization Form in the envelope provided. Once enrolled in the Plan, a participant may continue to make optional cash contributions at any time by forwarding his or her payment to the Agent, accompanied by the tear-off portion, properly completed and signed, of a statement of account previously sent to the participant, as described in Question 15.

     In the event a broker, bank nominee or trustee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash payments must be made on the Depository Form.

     The Depository Form is the sole means by which a broker, bank nominee or trustee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash payments on behalf of such Beneficial Owner. In such a case, the broker, bank nominee or trustee must use the Depository Form for transmitting optional cash payments on behalf of the Beneficial Owner. A Depository Form must be delivered to the Agent each time that such broker, bank nominee or trustee transmits optional cash payments on behalf

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of a Beneficial Owner. Depository Forms will be furnished at any time upon written request to the Agent at the address given in Question 5.

13.  WHEN WILL OPTIONAL CASH PAYMENTS RECEIVED BY THE AGENT BE INVESTED?

     The Agent will apply any optional cash payment received on or before the business day immediately preceding a Pricing Period to the purchase of shares of Common Stock for the account of such participant. Any optional cash payment received on or after the first day of a Pricing Period will be applied to the purchase of shares of Common Stock on the Investment Date following the next Pricing Period. An optional cash payment made by check or other draft will not be applied to the purchase of shares of Common Stock on an Investment Date unless such check or draft has cleared prior to such Investment Date. Under no circumstances will interest be paid on optional cash payments. Therefore, although optional cash payments may be made at any time, participants are urged to transmit their optional cash payments so as to ensure that the Agent has received such payments on, or as late as possible but no later than, the business day immediately preceding the applicable Pricing Period. Optional cash payments sent to the Agent by a participant will be refunded, without interest, if a written request for such a refund is received by the Agent no later than five business days prior to an upcoming Investment Date.

14.  WHAT ARE THE LIMITS ON OPTIONAL CASH PAYMENTS?

     Optional cash payments by a participant must be at least $200 but cannot exceed $10,000 per quarter. The same amount of money need not be sent each quarter, and there is no obligation to make an optional cash payment each quarter.

     Optional cash payments of less than $200 and any optional cash payment that exceeds the allowable quarterly maximum amount of $10,000 will be returned to the participant without interest. The maximum and minimum limitations on the amounts of optional cash payments described above are subject to change at any time at the Company's sole discretion.

     For purposes of these limitations, all optional cash payments for holders with more than one account using the same social security number or taxpayer identification number may be aggregated, in the Company's sole discretion. The Company reserves the right to decide that future participation in the Plan is dependent upon past compliance with these optional cash payment terms.

     For purposes of these limitations, all Plan accounts that the Company, in its sole judgment, believes to be under common control or management or to have common ultimate beneficial ownership will be aggregated. If the Company determines that such accounts will be aggregated, unless the Company has also determined that investments of optional cash payments for such accounts would be consistent with the purposes of the Plan, the Company will have the right to return within 30 days of receipt any optional cash payments in excess of $10,000 received for such accounts, unless the Company has also determined that investments of optional cash payments for such accounts would be consistent with the purposes of the Plan.

     The Company may from time to time establish other or additional requirements that apply to participation in the Plan by brokers, banks and others acting in a representative capacity on behalf of holders of shares of Common Stock.

     Notwithstanding anything contained herein to the contrary, the Company may establish for any Pricing Period a minimum price for its Common Stock (before deducting any discount) for the investment of optional cash payments (the "Threshold Price"). The Company, in its sole discretion after a review of current market conditions and other factors, will determine at least five business days prior to each Pricing Period whether to

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establish a Threshold Price and, if a Threshold Price is to be established, its amount. A participant may obtain information about whether a Threshold Price has been established for any Pricing Period and, if so, its amount by telephoning the Company at any time at (203) 972-4029 (or such other telephone number as the Company may designate from time to time), as set forth on a participant's statement of account. See Question 15.

     The Threshold Price, if established for any Pricing Period, will be a stated dollar amount that the average of the high and low sale prices of the Company's Common Stock on the New York Stock Exchange -- Composite Tape for a trading day of the Pricing Period (a "Daily Market Price") must equal or exceed. If a Daily Market Price is less than the Threshold Price, such Daily Market Price will be excluded from the Pricing Period for purposes of determining the market price applicable to the investment of optional cash payments (but not to the reinvestment of dividends), except as set forth below.

     If the Threshold Price is greater than each Daily Market Price during a Pricing Period for a particular Investment Date, prior to 5:00 p.m. on the last business day prior to such Investment Date, the Company shall have the right to determine, in its sole discretion, whether optional cash payments in excess of $500 in the aggregate per participant or beneficial owner will be invested at the market price on such Investment Date. If the Company determines that such payments are not to be so invested, the payments will be returned to the participants as promptly as practicable following the Investment Date, without interest.

     A participant may call the Company at the telephone number listed above to ascertain the market price and whether optional cash payments in excess of $500 are to be invested on the Investment Date. The foregoing Threshold Price concept and return procedure apply only to original issue shares to be purchased with optional cash payments in excess of $500 in the aggregate per participant or beneficial owner.

REPORTS TO PARTICIPANTS

15.  WHAT KIND OF REPORTS ARE SENT TO PARTICIPANTS IN THE PLAN?

     Each participant in the Plan receives a statement of account as promptly as practicable after each purchase for the participant's account. These statements are a participant's continuing record of the dates and cost of purchases and should be retained for income tax purposes. In addition, each participant as a stockholder receives periodic communications made available to stockholders.

DIVIDENDS

16. ARE PARTICIPANTS CREDITED WITH DIVIDENDS ON SHARES HELD IN THEIR ACCOUNT UNDER THE PLAN?

     As the record holder of the Common Stock in the Plan, the Agent, as agent for the participants, receives dividends for all shares of Common Stock held in the Plan on the applicable record date, regardless of whether such shares were purchased directly or with reinvested dividends. The Agent credits such dividends to participants on the basis of full and fractional shares held in their accounts. All dividends will be reinvested in Common Stock at 98% of the Market Price of the Common Stock as described in Question 2. This dividend reinvestment discount is subject to change at any time in the Company's sole discretion.

CERTIFICATES FOR SHARES

17.  ARE STOCK CERTIFICATES ISSUED FOR SHARES OF COMMON STOCK PURCHASED?

     Certificates for Common Stock purchased under the Plan are not generally issued to participants. The number of shares credited to an account under the Plan is shown on the participant's statement of account. Except as indicated below, a participant may receive certificates for full shares accumulated in his or her account under the Plan at any time by sending a written request to the Agent. When certificates are issued to

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the participant, future dividends on those shares are treated in accordance with the participant's instructions as indicated on the Authorization Form. If certificates for less than all of the shares in a participant's account are issued, any remaining full shares and fractional shares are reflected in the participant's account and the participant remains enrolled in the Plan until the participant terminates his or her participation. Any participant whose account in the Plan is reduced to zero as a result of the withdrawal or sale of shares and who is not reinvesting dividends from any shares owned by him or her is deemed to have withdrawn from the Plan.

     Generally, requests for issuance of certificates for shares of Common Stock will be processed as promptly as practicable. However, requests received by the Agent during the period commencing after a record date and ending on the ensuing dividend payment date will not be effective until dividends for such record date have been invested and the shares have been allocated to the account of the respective participant.

     A participant's rights under the Plan and shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in his or her name.

     Certificates for fractional shares are not issued under any circumstances.

18.  IN WHOSE NAME ARE ACCOUNTS MAINTAINED AND CERTIFICATES REGISTERED WHEN
     ISSUED?

     Accounts in the Plan are maintained in names in which the certificates of participants were registered at the time they entered the Plan. When issued, certificates for whole shares are similarly registered. Upon written request, certificates may also be registered and issued in names other than the name of the participant, subject to compliance with any applicable laws and the payment of any applicable taxes. Any such request must be made in writing, signed by the participant, and the participant's signature must be guaranteed by a qualified medallion guarantee member.

SALE OF PLAN SHARES

19.  WHEN AND HOW MAY A PARTICIPANT SELL SHARES HELD IN THE PLAN?

     Any participant, including a participant who is withdrawing from the Plan, may sell some or all of his or her shares in the Plan in either of the following ways.

     A participant may choose to sell all or a portion of his or her shares in the Plan on the open market through the participant's broker. If a participant elects to sell through a broker, he or she must first request the Agent to send the participant a certificate or certificates representing the requested number of shares in the Plan credited to the participant's account. As soon as practicable after receipt of such request, the Agent will issue a certificate or certificates representing such number of shares to the participant in his or her name as it appears in the participant's plan account, unless other instructions are provided in writing as described in Question 18.

     As an alternative, a participant may request the Agent to sell up to 1,000 whole shares credited to his or her account under the Plan. The Agent will use its best efforts to make the sale in the open market within ten trading days after receipt of the written request, and the participant will receive the proceeds of the sale minus any brokerage commission and transfer taxes. A participant who requests the Agent to sell up to 1,000 shares and wishes to have additional shares sold through his or her broker will receive a certificate in his or her name representing the whole shares that he or she wishes to sell through a broker.

     Any written instructions that do not clearly indicate the whole number of shares to be sold, or that "all" plan shares are to be sold, will be returned to the participant with no action taken.

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     A participant who wishes to sell some or all of his or her shares in the
Plan should be aware of the risk under either selling option that the price of the Common Stock may decrease between the time that the participant determines to sell shares in the Plan and the time that the sale is completed. This risk is borne solely by the participant. No check for the proceeds of such sale will be mailed prior to the settlement of funds from the brokerage firm through which shares in the Plan are sold. Settlement is five business days after the sale of the shares.

     All information relating to the sale of shares in the Plan will be reported to the Internal Revenue Service pursuant to applicable legal requirements.

WITHDRAWAL FROM THE PLAN

20.  WHEN AND HOW MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

     A participant may withdraw from the Plan by giving written notice to the Agent that he or she wishes to withdraw. When a participant withdraws from the Plan (or upon termination of the Plan by the Company) certificates for whole shares in his or her account under the Plan are issued and a cash payment is made for any fraction of a share in such account.

     If the written request to withdraw is received by the Agent on or before the record date for a dividend, the withdrawal is duly processed and such dividend is not reinvested on the next dividend payment date. Any written notice of termination received during the period after a dividend record date and ending on the ensuing dividend payment date is not effective until dividends for such record date have been invested and the shares have been allocated to the account of the respective participant. After such dividends are invested and allocated to the participants' accounts, withdrawal requests received during such period will be processed. Allocations may take up to two weeks after dividend payment. Neither the Agent nor the Company is responsible for losses during such periods. Any optional cash payment sent to the Agent prior to the request to withdraw will be invested in shares of Common Stock unless the participant expressly requests in writing that the optional cash payment be returned and the Agent receives the participant's written request not later than five business days before the Investment Date.

     A participant may re-enroll in the Plan at any time by submitting an Authorization Form as described in Question 5.

21. MAY A PARTICIPANT TERMINATE THE REINVESTMENT OF DIVIDENDS ON SHARES HELD IN HIS OR HER NAME AND STILL REMAIN IN THE PLAN?

     Yes. A participant who terminates the reinvestment of dividends paid on shares registered in his or her name may leave in the Plan the shares previously purchased for his or her account in the Plan. Dividends paid on the shares left in the Plan continue to be reinvested automatically for his or her account. However, the participant may not invest optional cash payments in shares of Common Stock at a discount once the participant terminates the reinvestment of dividends paid on shares registered in his or her name. See Question 11.

OTHER INFORMATION

22. WHAT HAPPENS WHEN A PARTICIPANT SELLS OR TRANSFERS ALL OF THE SHARES REGISTERED IN HIS OR HER NAME OTHER THAN SHARES UNDER THE PLAN?

     If a participant disposes of all the shares of Common Stock registered in his or her name other than shares purchased for the participant's account under the Plan, the Agent, until it is otherwise instructed, continues to reinvest the dividends on the shares of Common Stock in the participant's account in the Plan. Please note, however, that a participant who has ceased to hold any shares of the Company's Common Stock of record outside of the Plan may not make optional cash payments under the Plan after he or she ceases to be a holder of record of shares of the Company's Common Stock. In the event of a Participant's death or incapacity, the personal representative of his or her estate may provide the Agent with a written request of withdrawal of the Participant's Plan Shares. The Company reserves the right not to reinvest any additional dividends if a participant has only a fractional share of stock credited to his or her account under the Plan on the record date for any cash dividend on the Common Stock. If the Company exercises this right, the participant will receive a cash adjustment representing the fractional share and a cash payment for the dividend. The cash payment for the fractional share will be based on the closing price of the Common Stock on the New York Stock Exchange on the date on which the Company exercises this right.

23. IF THE COMPANY ISSUES RIGHTS TO PURCHASE SECURITIES TO THE HOLDERS OF COMMON STOCK, HOW WILL THE RIGHTS ON PLAN SHARES BE HANDLED?

     In the event that the Company makes available to the holders of its Common Stock rights to purchase additional shares of Common Stock or any other securities, the Agent will sell such rights (if such rights are saleable and detachable from the Common Stock) accruing to shares of Common Stock held by the Agent for participants and invest the proceeds in additional shares of Common Stock on the next dividend payment date for the Common Stock. In the event such rights are not saleable or detachable, the Plan will hold such rights for the benefit of participants. A participant who wishes to receive directly any such rights may do so by sending to the Agent, at least two weeks prior to the rights offering record date, a written request that certificates for shares in his account be sent to him.

24.  WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK
     SPLIT?

     Any shares representing stock dividends (payable in Common Stock) or stock splits distributed by the Company on shares of Common Stock credited to the account of a participant under the Plan will be added to the participant's account. Shares representing stock dividends payable other than in Common Stock or stock splits distributed by the Company on shares of Common Stock credited to the account of a participant under the Plan shall be paid to the Agent, which shall distribute the shares in accordance with the interests of participants in the Plan. Shares representing stock dividends or split shares distributed on shares registered in the name of the participant will be mailed directly to such participant in the same manner as to stockholders who are not participating in the Plan.

25. HOW ARE A PARTICIPANT'S SHARES HELD UNDER THE PLAN TO BE VOTED AT MEETINGS OF STOCKHOLDERS?

     Full shares of Common Stock credited to the account of a participant under the Plan are voted by the Agent as record holder in accordance with instructions of the participant given to the Agent on an instruction form or proxy furnished to the participant. If the participant desires to vote in person at a meeting, a proxy to vote the number of full shares credited to his account under the Plan may be obtained upon written request received by the Agent at least 15 days before the meeting.

26.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

     In the case of reinvested dividends, the participant must include in gross income a dividend equal to the fair market value of the shares purchased, determined using the purchase price per share on the Investment Date, as described in Question 10, applicable to the Pricing Period for which the shares are purchased. The participant's basis in those shares will also equal the fair market value of the shares determined in this manner.

     In the case of shares purchased with optional cash payments, the excess (if any) of the fair market value of the shares purchased on the Investment Date, determined as described in the preceding paragraph, over the actual optional cash payment constitutes a dividend to the participant in the year the shares are purchased. The participant's basis in the shares acquired with optional cash payments will be the optional cash payment plus the excess, if any, of the fair market value of the shares purchased over the optional cash payment.

     A participant's holding period for shares acquired pursuant to the Plan with reinvested dividends or optional cash payments will begin on the day following the Investment Date.

     The foregoing discussion regarding dividend income is based on the assumption that shares are purchased directly from the Company. If the shares are purchased in the open market the tax consequences outlined above will generally be the same. However, the market price will be deemed to be the average purchase price of all shares purchased in the open market for participants in the Plan. In addition, the payment of brokerage commissions by the Company in connection with open market purchases will be treated as additional dividend income to the participants in the Plan.

     A participant will not realize any taxable income when he receives a certificate for whole shares credited to his account, either upon request for certain of those shares or upon withdrawal from, or termination of, the Plan.

     A participant will realize gain or loss when shares are sold or exchanged after withdrawal from, or termination of, the Plan and, in the case of a fractional share, when the participant receives a cash payment for a fraction of a share credited to his or her account. The amount of such gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share and the tax basis therein.

     Pursuant to applicable Temporary Regulations, backup withholding rules apply to dividends reinvested under the Plan. If the Internal Revenue Service informs the Company that a participant has filed an incorrect social security number or that the participant is subject to backup withholding, the Company will be obligated to withhold 31% of all dividends with respect to such participant and the participant will no longer be eligible to participate in the Plan. As described in Question 4 above, foreign stockholders subject to income tax withholding, and Stockholders with respect to whom the Company would be required to impose 31% backup withholding because the participant fails to provide his or her correct social security number and certify under penalties of perjury the accuracy of such social security number and that the participant is not subject to backup withholding, are not eligible to participate in the Plan.

     All participants are urged to consult their own tax advisors to determine the particular tax consequences that may result from participation in the Plan and the subsequent disposal of shares purchased pursuant to the Plan. The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction. Stockholders who are not residents of the United States and whose dividends are subject to United States income tax withholding are not eligible to participate in the Plan.

27.  WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE AGENT UNDER THE PLAN?

     The Company, and the Agent in administering the Plan, are not liable for any act done in good faith or as required by applicable securities laws or for their good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death. Neither the Company nor the Agent is liable with respect to the prices at which shares are purchased for the participant's account and the time when such purchases are made, any loss or fluctuation in the market value after purchase of shares, or any loss resulting from price fluctuation when items are in process or are delayed because of untimely receipt.

28.  MAY THE PLAN BE CHANGED OR DISCONTINUED?

     The Plan may be amended, suspended, modified or terminated at any time without the approval of the participants. In such a case, the Company will use all reasonable efforts to notify participants of such amendment, suspension, modification or termination. Questions of interpretation arising with respect to the Plan will be determined by the Company in its sole discretion and its determination will be final and binding upon all participants. The Company reserves the right to terminate the participation of any participant at any time for the reasons set forth in this Prospectus or for any other reason.

29.  WHO BEARS THE RISK OF MARKET PRICE FLUCTUATIONS IN THE COMMON STOCK?

     A participant's investment in shares acquired under the Plan is no different from an investment in any equity security purchased and held directly. The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held by him or her in the Plan or otherwise. However, because purchase prices for shares purchased under the Plan are established on an Investment Date, a participant loses any advantage otherwise available from being able to select the timing of share purchases. Similarly, a decline in the sales price of the Plan shares could occur between the time at which the Agent is notified of the participant's request to sell and the actual time of such sale. Participants should recognize that neither the Company nor the Agent can assure a profit or protect against a loss on shares of Common Stock purchased under the Plan. A participant should also note that the timing of distributions and processing of distributions and requests for issuance of certificates for Plan shares may affect the availability of the shares to the participant for resale.

RESALE RESTRICTIONS

30. ARE EMPLOYEES RESTRICTED IN ANY WAY FROM RESELLING COMMON STOCK ACQUIRED UNDER THE PLAN?

     Some employees are so restricted. Employees who are "affiliates" of the Company, as that term is defined in Rule 405 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), may not publicly reoffer shares acquired under the Plan except pursuant to Rule 144 of the Commission or pursuant to an effective Registration Statement. Rule 405 defines an "affiliate" as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or under common control with the Company. Directors and certain officers of the Company may be "affiliates" of the Company under this definition. The Company has no present intention of filing a Registration Statement which would permit the Company's "affiliates" to reoffer Common Stock acquired under the Plan other than pursuant to Rule 144 of the Commission.

     Employees who are not affiliates of the Company are free to sell at any time the Common Stock acquired under the Plan.

     Directors and certain executive officers of the Company participating in the Plan are subject to the reporting obligations of Section 16(a) and the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), with respect to purchases of the Common Stock made under the Plan with optional cash payments. While such directors and officers are not subject to the short-swing profit recovery provisions of Section 16(b) of the Exchange Act with respect to purchases of the Common Stock made under the Plan with reinvested dividends, such purchases must be disclosed on annual reports filed pursuant to Section 16(a) of the Exchange Act.

LIMITATIONS ON PARTICIPATION

31. ARE THERE LIMITATIONS ON PARTICIPATION IN THE PLAN OTHER THAN THOSE DESCRIBED ABOVE?

     The Company reserves the right to limit participation in the Plan for any reason, even if a stockholder is otherwise eligible to participate. In order to enable the Company to meet one of the requirement for continued qualification as a real estate investment trust, the Company's Articles of Incorporation limit ownership by any one person to no more than 9.8% of the Company's outstanding capital stock. No stockholder may acquire any shares pursuant to the Plan that exceed this limit. Some stockholders may be residents of jurisdictions in which the Company determines that it may not legally or economically offer its shares under the Plan, and accordingly residents of such jurisdictions may be precluded from participating in the Plan. The Company has no present plans to limit participation in the Plan by any stockholder of record for reasons other that those set forth above, but it reserves such right in the event that it determines in its sole discretion that such limitation may be in the best interests of the Company.

                                USE OF PROCEEDS

     The Company intends to use proceeds from the sale of its Common Stock for general corporate purposes, including repayment of indebtedness, investment in new properties and new developments and maintenance of currently owned properties.

                                  COMMON STOCK

     Holders of the Common Stock of the Company are entitled to share equally, share for share, in dividends payable in cash, stock or other property, where, as and if declared by the Company's Board of Directors. In the event of any liquidation, dissolution or winding-up, the holders of the Common Stock are entitled to receive, on a share for share basis, any assets or funds of the Company that are distributable to its holders of Common Stock upon such events. Holders of the Common Stock are entitled to one vote for each whole share held on all matters voted upon by stockholders. Holders of Common Stock are not entitled to preemptive rights or to cumulative voting rights. The shares of Common Stock issued or to be issued upon receipt of payment therefor by the Company in accordance with the terms set forth in the Plan will be validly issued, fully paid and nonassessable.

     The Company's Articles of Incorporation provide that no stockholder may beneficially own more than 9.8% of the Company's outstanding capital stock. Any attempted transfer or acquisition of capital stock that would create a direct or indirect ownership of capital stock in excess of this limit or otherwise result in disqualification of the Company as a real estate investment trust will be null and void. The Company's Articles of Incorporation provide that capital stock subject to this limitation is subject to various rights of the Company to enforce this limitation, including conversion of the shares into nonvoting stock, transfer to a trust and repurchase by the Company. The above summary of the ownership limitation is qualified in its entirety by reference to the Company's Articles of Incorporation, as amended from time to time. The Company reserves the right to invalidate any purchases made under the Plan that, in the Company's sole discretion, may violate the 9.8% ownership limit.

                               COMMON STOCK PRICE

     The Common Stock is listed on the New York Stock Exchange under the symbol "AVN." On August 14, 1997, the last reported sale price of the Company's Common Stock on the New York Stock Exchange was $27.50.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

     The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including exhibits thereto, may be inspected and copied at the locations described above. Statements contained in this Prospectus as to the contents of any document referred to are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are incorporated herein by reference the following documents:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission pursuant to the Exchange Act.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, filed with the Commission pursuant to the Exchange Act.

          3. The Company's definitive proxy statement dated April 8, 1997, in connection with its Annual Meeting of Stockholders held on May 6, 1997, filed with the Commission pursuant to the Exchange Act.

          4. The Company's Current Report on Form 8-K filed with the Commission on July 22, 1997 pursuant to the Exchange Act.

          5. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission pursuant to the Exchange Act, including all amendments and reports updating such description.

     All other documents filed with the Commission by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of the Common Stock are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents into this Prospectus. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS. WRITTEN REQUESTS SHOULD BE MAILED TO THOMAS J. SARGEANT, AVALON PROPERTIES, INC., 15 RIVER ROAD, SUITE 210, WILTON, CONNECTICUT 06897. TELEPHONE REQUESTS MAY BE DIRECTED TO
(203) 761-6546.

                               VALIDITY OF SHARES

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Goodwin, Procter & Hoar, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of Avalon Properties, Inc. as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 included in the Company's Annual Report on Form 10-K and the combined statement of revenue and certain operating expenses of certain communities acquired during 1996 included in the Current Report on Form 8-K, dated December 6, 1996, and incorporated by reference herein, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                INDEMNIFICATION

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Articles of Incorporation limit the liability of the Company's directors and officers to the Company and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

     The Company's Bylaws require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law permits a corporation to indemnify its directors, officers and certain other parties against judgements, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

INDEMNIFICATION AGREEMENTS

     The stockholders of the Company have heretofore approved, and the Company has entered into, indemnification agreements with each of the Company's officers and directors. The indemnification agreements require, among other matters, that the Company indemnify its officers and directors to the fullest extent permitted by law and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements and may cover officers and directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the Stockholders to eliminate the rights it provides.

                                 CORRESPONDENCE

     All correspondence concerning the Plan should be addressed to:

        FIRST UNION NATIONAL BANK
        CORPORATE TRUST OPERATIONS
        1525 WEST W.T. HARRIS BOULEVARD
        CMG-1153 CIC-3C3
        CHARLOTTE, NORTH CAROLINA 28288

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------
                               TABLE OF CONTENTS

                                             PAGE
                                             -----
Avalon Properties, Inc. ...................      2
Description of the Dividend Reinvestment
  and Stock Purchase Plan..................      2
Purpose....................................      2
Advantages to Participants.................      2
Administration.............................      3
Participation..............................      3
Costs......................................      5
Purchases..................................      5
Optional Cash Payments.....................      6
Reports to Participants....................      8
Dividends..................................      8
Certificates for Shares....................      8
Sale of Plan Shares........................      9
Withdrawal from the Plan...................     10
Other Information..........................     10
Resale Restrictions........................     13
Limitations on Participation...............     14
Use of Proceeds............................     14
Common Stock...............................     14
Common Stock Price.........................     15
Available Information......................     15
Incorporation of Certain Documents
  by Reference.............................     15
Validity of Shares.........................     16
Experts....................................     16
Indemnification............................     16
Correspondence.............................     17

                           [AVALON PROPERTIES LOGO]

                           AVALON PROPERTIES, INC.

                            DIVIDEND REINVESTMENT

                                     AND

                             STOCK PURCHASE PLAN

                               AUGUST 21, 1997

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